Exhibit 99.1

15601 Dalles Parkway, Suite 600
Addison, Texas 75001
Main: 214.655.1600
Fax: 214.655.1610

December 1, 2015

Dear Investor:

I am writing to inform you of the final liquidation of the Behringer Harvard Short-Term Opportunity Liquidating Trust (the “Trust”). The Trust is successor in interest to the Behringer Harvard Short-Term Opportunity Fund I LP.

On December 18, 2015, the Trust will make a final liquidating distribution of approximately $12.8 million, or $1.19 per unit, to its beneficiaries of record as of December 17, 2015. This final distribution consists of the net cash proceeds from asset dispositions and all other cash available for distribution, after satisfaction of all contingent liabilities and reserves for payment of all remaining fund costs. Once this final distribution is made, there will be no subsequent distributions from the Trust.

During the first quarter of 2016, you will receive a final Schedule K-1 for the Trust’s 2015 tax year for use in the preparation of your 2015 tax return. Please be advised that you will need to contact your tax advisor to answer questions about its application to your personal tax situation.

For a detailed description of the liquidation process and ultimate disposition of the Trust’s final assets, please refer to the Annual Report on Form 10-K for the year ended December 31, 2014 and a Current Report on Form 8-K filed by us with the Securities and Exchange Commission on or about December 18, 2015, respectively. Copies of the Form 10-K and Form 8-K are available without charge at the SEC’s website, www.sec.gov, or at www.behringerinvestments.com.

Sincerely,

Robert S. Aisner

Chairman, President and Chief Executive Officer

Behringer Harvard Advisors II LP, Managing Trustee